Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland
PRESS RELEASE
Noble Corporation Reports Second Quarter 2010 Earnings of $0.85 per Diluted Share
ZUG, Switzerland, July 19, 2010 — Noble Corporation (NYSE: NE) today reported second quarter 2010 earnings of $218 million, or $0.85 per diluted share, versus $392 million, or $1.49 per diluted share, for the second quarter of last year. Results for the quarter include approximately $0.06 per share due to a higher than anticipated effective tax rate of 19 percent versus 13 percent in the first quarter 2010 which resulted primarily from the current drilling restrictions in the U.S. Gulf of Mexico and a net after-tax charge of approximately $0.02 per share resulting from an accrual relating to the Company’s ongoing Nigeria FCPA investigation, a matter which has not yet been resolved.
Contract drilling services revenues for the second quarter of 2010 were $688 million versus $868 million in the second quarter of 2009. Contract drilling margins for the second quarter of 2010 were approximately 60 percent and the Company generated $510 million in net cash provided by operating activities in the quarter. Noble invested $193 million in capital projects during the quarter. The Company also reported that it still expects to close the previously announced acquisition of FDR Holdings Limited (“Frontier”) at the end of July 2010.
“Noble’s second-quarter revenues declined due to a combination of factors, not the least of which was the government-ordered drilling limitations in the U.S. Gulf of Mexico,” said David W. Williams, Chairman, President and Chief Executive Officer. “However, we have moved quickly on a variety of fronts to protect our backlog and shareholder value. At the same time, we were delighted to announce the acquisition of Frontier and separate agreements with Shell which, following the closing of the transaction, will add seven drilling units and an FPSO to the fleet, double our contract backlog, and provide further backlog protection for units operating in the Gulf.”
Operations Highlights
At the end of the second quarter 2010, approximately 61 percent of the Company’s available rig operating days were committed for the remainder of 2010 and approximately 35 percent were committed for 2011. The Company’s total backlog at June 30, 2010 was approximately $6.7 billion.

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During the quarter, the Noble Jim Day, the Company’s last 10,000’ ultra-deepwater semisubmersible under construction, began its mobilization to the U.S. Gulf of Mexico from Singapore. It is expected to arrive during the third quarter and will undergo thruster installation, final testing and customer acceptance before commencing its contract.
Also, Noble secured additional work for a number of its jackup units in several different countries around the world. In Mexico, the Company obtained commitments on seven of our units through a combination of contract extensions and direct assignments. The Company also secured a letter of award for a 254-day contract at a dayrate of $63,500 for the Noble Roy Butler. In the North Sea, the Noble Hans Deul secured a two-year contract at a dayrate of $175,000 and the Noble Piet van Ede received a one-year extension at a dayrate of approximately $86,000. In West Africa, the Noble Percy Johns and Noble Ed Noble both secured two-year commitments at dayrates of $85,000. In the Middle East and India, the Noble Harvey Duhaney received an 18-month contract at a dayrate of approximately $60,000 and the Noble Kenneth Delaney will soon commence a three-year modified bareboat charter at a dayrate of approximately $50,000.
“Despite an uncertain environment in the U.S. Gulf, drilling continues around the world both in shallow and deepwater. We intend to maintain our focus on safety as we plan for the rapid integration of Frontier’s operations, and we are generally optimistic about opportunities during the remainder of the year,” Williams said.
About Noble Corporation
Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 62 offshore drilling units (including two rigs currently under construction) located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the Mediterranean, the North Sea, Brazil, and West Africa. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE”. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

Statements regarding the Frontier transaction, including the closing, integration, contract backlog, fleet, and benefits, protection of the Company’s backlog and shareholder value, Shell agreements, contract backlog, completion and acceptance of the Noble Jim Day, earnings, costs, revenue, rig demand, fleet performance, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of award, industry fundamentals, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, costs and difficulties relating to the integration of acquired businesses, consummation, availability and terms of any financing, satisfaction of any closing conditions, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
Conference Call
Noble has scheduled a conference call and webcast related to its second quarter 2010 results on Tuesday, July 20, 2010, at 9:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing from the U.S. 1-866-461-7129, or +1-706-679-3084 from outside the U.S., using access code: 38611304 or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.
A replay of the conference call will be available on Tuesday, July 20, 2010, beginning at 12:00 p.m. U.S. Central Daylight Time, through Tuesday, July 27, 2010, ending at 5:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-642-1687 from the U.S. or, for calls from outside of the U.S., +1-706-645-9291, using access code: 38611304. The replay will also be available on the Company’s Web site following the end of the live call. The conference call may include non-GAAP financial measures. Noble will post a reconciliation of any such measures to the most directly comparable GAAP measures in the “Investor Relations” section of the Company’s Web site under the heading “Regulation G Reconciliations.”
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating revenues
Contract drilling services	$687,510	$868,205	$1,496,156	$1,740,602
Reimbursables	13,753	22,834	37,986	39,512
Labor contract drilling services	8,056	7,419	15,817	14,353
Other	603	414	814	556

	709,922	898,872	1,550,773	1,795,023

Operating costs and expenses
Contract drilling services	275,595	251,054	530,026	491,910
Reimbursables	10,365	19,281	30,108	33,364
Labor contract drilling services	5,380	4,881	11,268	9,257
Depreciation and amortization	126,227	99,417	242,084	192,401
Selling, general and administrative	23,808	21,484	45,779	39,201
Loss on asset disposal/involuntary conversion, net	—	16,943	—	28,977

	441,375	413,060	859,265	795,110

Operating income	268,547	485,812	691,508	999,913

Other income (expense)
Interest expense, net of amount capitalized	(510)	(361)	(975)	(882)
Interest income and other, net	1,006	1,318	4,632	2,390

Income before income taxes	269,043	486,769	695,165	1,001,421
Income tax provision	(51,118)	(94,920)	(106,514)	(195,277)

Net income	$217,925	$391,849	$588,651	$806,144

Net income per share
Basic	$0.85	$1.50	$2.29	$3.08
Diluted	$0.85	$1.49	$2.28	$3.08

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$1,083,112	$735,493
Accounts receivable	471,348	647,454
Prepaid expenses and other current assets	132,036	100,243

Total current assets	1,686,496	1,483,190

Property and equipment
Drilling equipment and facilities	9,130,967	8,666,750
Other	161,046	143,477

Total property and equipment	9,292,013	8,810,227
Accumulated depreciation	(2,356,040)	(2,175,775)

Net property and equipment	6,935,973	6,634,452

Other assets	281,033	279,254

Total assets	$8,903,502	$8,396,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$199,850	$197,800
Accrued payroll and related costs	99,550	100,167
Taxes payable	56,557	68,760
Other current liabilities	80,870	67,220

Total current liabilities	436,827	433,947

Long-term debt	751,028	750,946
Deferred income taxes	288,389	300,231
Other liabilities	158,886	123,340

Total liabilities	1,635,130	1,608,464

Commitments and contingencies

Shareholders’ equity
Shares	1,107,281	1,130,607
Additional paid-in capital	20,856	—
Retained earnings	6,445,722	5,855,737
Treasury shares	(242,484)	(143,031)
Accumulated other comprehensive loss	(63,003)	(54,881)

Total shareholders’ equity	7,268,372	6,788,432

Total liabilities and shareholders’ equity	$8,903,502	$8,396,896

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities
Net income	$588,651	$806,144
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	242,084	192,401
Loss on asset disposal/involuntary conversion, net	—	28,977
Deferred income tax provision	(11,842)	6,431
Share-based compensation expense	16,285	17,294
Pension contributions	(4,947)	(1,432)
Net change in other assets and liabilities	184,193	(51,376)

Net cash from operating activities	1,014,424	998,439

Cash flows from investing activities
New construction	(184,963)	(275,153)
Other capital expenditures	(305,751)	(192,657)
Major maintenance expenditures	(40,687)	(57,750)
Accrued capital expenditures	(17,848)	(68,134)

Net cash from investing activities	(549,249)	(593,694)

Cash flows from financing activities
Payments of long-term debt	—	(172,700)
Proceeds from employee stock transactions	3,711	2,978
Dividends/par value reduction payments	(23,306)	(10,470)
Repurchases of employee shares for taxes	(9,309)	(5,577)
Repurchases of shares	(88,652)	(60,867)

Net cash from financing activities	(117,556)	(246,636)

Net increase in cash and cash equivalents	347,619	158,109
Cash and cash equivalents, beginning of period	735,493	513,311

Cash and cash equivalents, end of period	$1,083,112	$671,420

NOBLE CORPORATION AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2010			2009			2010
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$687,510	$—	$687,510	$868,205	$—	$868,205	$808,646	$—	$808,646
Reimbursables	12,989	764	13,753	22,295	539	22,834	23,303	930	24,233
Labor contract drilling services	—	8,056	8,056	—	7,419	7,419	—	7,761	7,761
Other	603	—	603	414	—	414	211	—	211

	$701,102	$8,820	$709,922	$890,914	$7,958	$898,872	$832,160	$8,691	$840,851

Operating costs and expenses
Contract drilling services	$275,595	$—	$275,595	$251,054	$—	$251,054	$254,431	$—	$254,431
Reimbursables	9,626	739	10,365	18,754	527	19,281	18,869	874	19,743
Labor contract drilling services	—	5,380	5,380	—	4,881	4,881	—	5,888	5,888
Depreciation and amortization	123,379	2,848	126,227	96,952	2,465	99,417	113,173	2,684	115,857
Selling, general and administrative	23,561	247	23,808	21,411	73	21,484	21,743	228	21,971
Loss on asset disposal/involuntary conversion, net	—	—	—	16,943	—	16,943	—	—	—

	$432,161	$9,214	$441,375	$405,114	$7,946	$413,060	$408,216	$9,674	$417,890

Operating income	$268,941	$(394)	$268,547	$485,800	$12	$485,812	$423,944	$(983)	$422,961

Operating statistics
Jackups:
Average Rig Utilization	81%			80%			81%
Operating Days	3,183			3,076			3,141
Average Dayrate	$96,677			$157,381			$116,498

Semisubmersibles — (6,000 feet or greater):
Average Rig Utilization	92%			94%			90%
Operating Days	750			596			661
Average Dayrate	$355,450			$408,510			$484,510

Semisubmersibles — (less than 6,000 feet):
Average Rig Utilization	100%			100%			100%
Operating Days	273			273			270
Average Dayrate	$253,697			$251,945			$250,254

Drillships:
Average Rig Utilization	67%			100%			92%
Operating Days	182			273			247
Average Dayrate	$242,045			$226,187			$222,306

Submersibles:
Average Rig Utilization	0%			88%			0%
Operating Days	—			161			—
Average Dayrate	$—			$63,324			$—

Total:
Average Rig Utilization	80%			84%			81%
Operating Days	4,388			4,379			4,319
Average Dayrate	$156,683			$198,270			$187,214

NOBLE CORPORATION AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME
(In thousands, except per share amounts)
(Unaudited)
The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Allocation of net income
Basic
Net income	$217,925	$391,849	$588,651	$806,144
Earnings allocated to unvested share-based payment awards	(2,143)	(4,174)	(5,652)	(7,671)

Net income to common shareholders — basic	$215,782	$387,675	$582,999	$798,473

Diluted
Net income	$217,925	$391,849	$588,651	$806,144
Earnings allocated to unvested share-based payment awards	(2,137)	(4,164)	(5,632)	(7,650)

Net income to common shareholders — diluted	$215,788	$387,685	$583,019	$798,494

Weighted average number of shares outstanding — basic	254,224	258,487	254,671	258,874
Incremental shares issuable from assumed exercise of stock options	800	839	949	702

Weighted average number of shares outstanding — diluted	255,024	259,326	255,620	259,576

Weighted average unvested share-based payment awards	2,480	2,783	2,431	2,487

Earnings per share
Basic	$0.85	$1.50	$2.29	$3.08
Diluted	$0.85	$1.49	$2.28	$3.08